Exhibit 99.1

Contact:	Garry O. Ridge
Phone:	619-275-9324

WD-40 COMPANY REPORTS INCREASE IN THIRD QUARTER SALES AND NET INCOME

SAN DIEGO, July 7, 2010/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the third quarter ended May 31, 2010 of $82.6 million, an increase of 20.0% from the third quarter last year. Year-to-date net sales were $240.8 million, up 12.4% from the same period last year.

Net income for the third quarter was $9.1 million, an increase of 32.2% compared to the prior year’s third quarter. Year-to-date net income was $29.2 million, an increase of 56.5% compared to the same period last year.

Summary

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Third quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS™ brands, were $67.9 million, up 29.2% versus the same quarter last year, and $194.2 million year-to-date, up 17.4% from the prior year. Homecare and cleaning products sales, which include all of our other brands, were $14.6 million for the third quarter, down 10.0%, and were $46.6 million year-to-date, down 4.4%.

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Americas third quarter sales were $46.5 million, up 13.1% compared to the third quarter last year and were $134.4 million year-to-date, up 8.5%. Europe sales in the third quarter were $27.0 million, up 24.6% and were $82.9 million year-to-date, up 16.2%. Asia-Pacific sales were $9.1 million in the third quarter, up 50.2% and were $23.6 million year-to-date, up 23.9%.

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Earnings per share (diluted) were $0.54 in the third quarter, compared to $0.41 per share for the same quarter last year. Through nine months, earnings per share (diluted) were $1.74 compared to $1.12 in the same period last year.

“Although we continue to experience uncertainty in the global economy, our tribe has the ability to come together to address challenges and to be patient and flexible with the things that are out of our control. That has helped us continue to focus on the mid- to long-term strategies that are key to our success,” said Garry Ridge, WD-40 Company president and chief executive officer. “We remain cautiously optimistic that our continued, steady focus on our four strategic initiatives will continue to drive our business forward as we navigate these turbulent waters.”

In the third quarter, foreign currency exchange rates positively affected net sales by $2.9 million and net income by $0.4 million. Through the nine months, foreign currency exchange rates positively impacted net sales and net income by $4.9 million and $ 0.7 million, respectively.

Net sales by segment as a percent of total net sales were as follows: for the Americas, 56.3% for the quarter and 55.8% year-to-date; for Europe, 32.7% for the quarter and 34.4% year-to-date; and, for Asia-Pacific, 11.0% for the quarter and 9.8% year-to-date.

“We have seen solid, steady growth in almost all of our geographic markets throughout the year.” Ridge said. “Our focus on expanding into growth markets has also led to an increase in the percentage of sales outside the US, which is now at 53% of total sales.”

Gross margin was 51.2% in the third quarter compared to 50.9% in the same quarter last year. Year-to-date, gross margin was 51.7% of sales, compared to 48.7% in the same period last year.

Advertising and sales promotion expenses were up 6.8% for the third quarter compared to the same period last year and were up 5.9% for the year-to-date compared to last year.

“We continue our focus on innovation in the multi-purpose maintenance product line, and we are pleased with our progress on the BLUE WORKS brand in the U.S. market and the expansion of the 3-IN-ONE brand in the Europe and Asia markets,” Ridge added. “BLUE WORKS is the first brand to carry the WD-40 Company Signature of Endorsement, and end-user feedback has shown it to be critical in the trial and use of the new product.”

Selling, general and administrative expenses were $23.3 million in the third quarter, up 26.8% compared to the same period last year and were $63.2 million year-to-date, up 10.2% compared to last year.

“We continue to evaluate potential acquisitions and strategic partnerships and have seen more options that fit our strategic roadmap becoming available,” Ridge said. “As we have stated, product, price, timing, strategic fit and return on investment are key drivers for us in this area.”

As previously announced, the board of directors of WD-40 Company declared on Tuesday, June 22, 2010 the regular quarterly dividend of $.25 per share, payable July 30, 2010 to stockholders of record on July 16, 2010.

Updated Fiscal Year 2010 Guidance

WD-40 Company expects fiscal year 2010 net sales of $313.0 million to $319.0 million or growth between 7.2% and 9.2% versus fiscal year 2009. The company expects net income of $34.4 million to $36.0 million and diluted earnings per share of $2.05 to $2.14 for fiscal year 2010 based on an estimated 16.8 million weighted average shares outstanding. The company expects advertising and sales promotion expenses to be within the range of 6.5% to 7.5% of net sales.

WD-40 Company’s Form 10-Q will be filed on July 8, 2010.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands—WD-40®, 3- IN-ONE® and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® carpet and household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $292 million in fiscal year 2009. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of the introduction of new products, changes in foreign currency exchange rates, and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Net sales	$82,561	$68,816	$240,835	$214,250
Cost of products sold(1)	40,306	33,821	116,434	109,873

Gross profit	42,255	34,995	124,401	104,377

Operating expenses:
Selling, general and administrative	23,348	18,412	63,231	57,365
Advertising and sales promotion	5,685	5,321	16,237	15,338
Amortization of definite-lived intangible assets	178	107	548	346
Impairment of indefinite-lived intangible assets	—	—	—	2,760

Total operating expenses	29,211	23,840	80,016	75,809

Income from operations	13,044	11,155	44,385	28,568

Other income (expense):
Interest income	49	29	124	377
Interest expense	(402)	(597)	(1,327)	(1,895)
Other income (expense), net	42	(157)	120	544

Income before income taxes	12,733	10,430	43,302	27,594
Provision for income taxes	3,616	3,533	14,095	8,929

Net income	$9,117	$6,897	$29,207	$18,665

Earnings per common share:
Basic	$0.55	$0.42	$1.76	$1.13

Diluted	$0.54	$0.41	$1.74	$1.12

Shares used in per share calculations:
Basic	16,613	16,501	16,585	16,499

Diluted	16,752	16,646	16,697	16,657

Dividends declared per common share	$0.25	$0.25	$0.75	$0.75

(1)	Includes cost of products acquired from related party of $3,830 and $11,550 for the three and nine months ended May 31, 2009, respectively.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	May 31, 2010	August 31, 2009
Assets
Current assets:
Cash and cash equivalents	$59,141	$45,956
Trade accounts receivable, less allowance for doubtful accounts of $481 and $694 at May 31, 2010 and August 31, 2009, respectively	49,450	48,061
Product held at contract packagers	2,314	1,797
Inventories	14,705	15,858
Current deferred tax assets, net	4,361	4,369
Other current assets	4,064	4,736

Total current assets	134,035	120,777

Property, plant and equipment, net	9,420	10,930
Goodwill	94,983	95,424
Other intangible assets, net	31,195	32,205
Other assets	2,964	3,281

Total assets	$272,597	$262,617

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$16,095	$12,529
Accrued liabilities	16,128	15,233
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	8,814	7,168
Income taxes payable	420	2,570

Total current liabilities	52,171	48,214

Long-term debt	10,714	21,429
Long-term deferred tax liabilities, net	18,187	16,868
Deferred employee benefits and other long-term liabilities	3,108	3,159

Total liabilities	84,180	89,670

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,213,363 and 18,093,879 shares issued at May 31, 2010 and August 31, 2009, respectively; and 16,649,865 and 16,530,381 shares outstanding at May 31, 2010 and August 31, 2009, respectively	18	18
Additional paid-in capital	91,437	86,729
Retained earnings	155,098	138,367
Accumulated other comprehensive loss	(8,070)	(2,101)
Common stock held in treasury, at cost — 1,563,498 shares at May 31, 2010 and August 31, 2009	(50,066)	(50,066)

Total shareholders’ equity	188,417	172,947

Total liabilities and shareholders’ equity	$272,597	$262,617

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Nine Months Ended May 31,
	2010	2009
Operating activities:
Net income	$29,207	$18,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,279	2,733
Impairment of indefinite-lived intangible assets	—	2,760
Net gains on sales and disposals of property and equipment	(57)	(48)
Deferred income taxes	1,087	1,616
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(165)	(14)
Stock-based compensation	2,275	2,174
Unrealized foreign currency exchange losses (gains), net	1,037	(74)
Provision for bad debts	59	625
Equity losses from related party	—	435
Changes in assets and liabilities:
Trade accounts receivable	(4,115)	1,647
Product held at contract packagers	(517)	332
Inventories	788	548
Other assets	459	(1,028)
Accounts payable and accrued expenses and liabilities	6,963	(9,838)
Accounts payable to related party	—	(320)
Income taxes payable	(1,505)	1,678
Deferred employee benefits and other long-term liabilities	(45)	(10)

Net cash provided by operating activities	38,750	21,881

Investing activities:
Capital expenditures	(1,326)	(2,666)
Proceeds from sales of property and equipment	192	208

Net cash used in investing activities	(1,134)	(2,458)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(12,476)	(12,409)
Proceeds from issuance of common stock	2,561	640
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	165	14

Net cash used in financing activities	(20,464)	(22,469)

Effect of exchange rate changes on cash and cash equivalents	(3,967)	(2,712)

Net increase (decrease) in cash and cash equivalents	13,185	(5,758)
Cash and cash equivalents at beginning of period	45,956	41,983

Cash and cash equivalents at end of period	$59,141	$36,225

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited and in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Net income	$9,117	$6,897	$29,207	$18,665

Other comprehensive (loss) income:
Equity adjustment from foreign currency translation, net of income taxes	(2,817)	5,247	(5,969)	(5,994)

Total comprehensive income	$6,300	$12,144	$23,238	$12,671